Exhibit 5.1

Wilson Sonsini Goodrich & Rosati Professional Corporation
701 Fifth Avenue, Suite 5100 Seattle, WA 98104-7036
O: 206.883.2500 F: 206.883.2699

March 7, 2024

Zymeworks Inc.

108 Patriot Drive, Suite A

Middletown, Delaware 19709

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Zymeworks Inc., a Delaware corporation (the “Company”), in connection with the registration for resale under the Securities Act of 1933, as amended (the “Securities Act”), of up to 5,086,521 shares of the Company’s common stock, par value $0.00001 per share (the “Warrant Shares”), that are issuable upon exercise of outstanding pre-funded warrants (the “Pre-Funded Warrants”) to purchase the Company’s common stock, par value $0.00001 per share, pursuant to the Registration Statement on Form S-3 filed on March 7, 2024 with the Securities and Exchange Commission (the “Registration Statement”).

We have examined copies of the Securities Purchase Agreement, dated as of December 23, 2023, by and among the Company and the signatories thereto, the form of Pre-Funded Warrant, the Registration Statement and the prospectus that forms a part thereof related to the resale of the Warrant Shares. We have also examined instruments, documents and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed.

In such examination, we have assumed (i) the authenticity of original documents and the genuineness of all signatures, (ii) the conformity to the originals of all documents submitted to us as copies, and (iii) the truth, accuracy, and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

Based on and subject to the foregoing, we are of the opinion that the Warrant Shares issuable upon exercise of the Pre-Funded Warrants have been duly authorized by the Company and, when issued and delivered by the Company upon exercise thereof in accordance with the terms of the Pre-Funded Warrants, will be validly issued, fully paid and nonassessable.

We express no opinion as to the laws of any other jurisdiction other than the federal laws of the United States of America and the General Corporation Law of the State of Delaware.

We consent to the use of this opinion as an exhibit to the Registration Statement, and we consent to the reference of our name under the caption “Legal Matters” in the Prospectus forming a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Wilson Sonsini Goodrich & Rosati, P.C.

WILSON SONSINI GOODRICH & ROSATI

Professional Corporation

AUSTIN BEIJING BOULDER BOSTON BRUSSELS HONG KONG LONDON LOS ANGELES NEW YORK PALO ALTO

SALT LAKE CITY SAN DIEGO SAN FRANCISCO SEATTLE SHANGHAI WASHINGTON, DC WILMINGTON, DE